Exhibit 99.1
For immediate release
February 15, 2022

AtriCure Reports Fourth Quarter 2021 and Full Year 2021 Financial Results
MASON, Ohio, February 15, 2022 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced fourth quarter 2021 and full year 2021 financial results.
“We achieved several milestones in 2021 including the approval and launch of Hybrid Therapy™ for treatment of patients with long-standing persistent Afib, a result of our groundbreaking CONVERGE™ trial, 510(k) clearance for our ENCOMPASS® clamp, expansion of Cryo Nerve Block therapy for pain management and robust growth across our established product lines,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “As we enter 2022, we are well positioned for accelerated growth as we focus on commercial development and market expansion.”
Fourth Quarter 2021 Financial Results
Revenue for the fourth quarter 2021 was $73.2 million, an increase of 26.8% (an increase of 27.4% on a constant currency basis) over fourth quarter 2020 revenue. U.S. revenue was $61.2 million, an increase of $13.8 million or 29.1%, compared to fourth quarter 2020 revenue. U.S. revenue reflected strong growth across all product lines, driven by sales of our cryoSPHERE®, EPi-Sense and AtriClip® Flex⋅V® products. International revenue increased $1.7 million or 16.3% (an increase of 19.3% on a constant currency basis) to $12.0 million, reflecting growth in most major markets and across product lines. On a sequential basis, worldwide revenue for the fourth quarter 2021 increased approximately 3.9% over third quarter 2021.
Gross profit for the fourth quarter 2021 was $55.0 million compared to $42.4 million for the fourth quarter 2020. Gross margin was 75.1% and 73.5% for the fourth quarters 2021 and 2020 respectively, reflecting favorable geographic and product mix.
Loss from operations for the fourth quarter 2021 was $12.5 million, compared to $17.5 million for the fourth quarter 2020. Basic and diluted net loss per share was $0.30 for the fourth quarter 2021, compared to $0.42 for the fourth quarter 2020.
Adjusted EBITDA was negative for the fourth quarter 2021 at $2.1 million, compared to positive $1.7 million for fourth quarter of 2020. Adjusted loss per share for the fourth quarter 2021 was $0.30 compared to $0.18 for the fourth quarter 2020.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2021 Financial Results
Revenue for 2021 was $274.3 million, an increase of $67.8 million or 32.8% (an increase of 32.4% on a constant currency basis), compared to 2020 revenue. U.S. revenue increased 35.4% to $229.1 million. International revenue was $45.2 million, an increase of $7.9 million or 21.2% (an increase of 19.1% on a constant currency basis). The increase in revenue was due to returning surgical procedure volume globally following the impact of the COVID-19 pandemic in 2020, as well as further adoption of our products.
Gross profit for 2021 was $205.9 million compared to $149.3 million for 2020, and gross margin increased to 75.0% for 2021 compared to 72.3% for 2020. The improvement to gross margin reflects the return to normal production activity in 2021 as well as favorable geographic and product mix, partially offset by inventory management charges in 2021.
Income from operations for 2021 was $55.2 million, compared to a loss from operations of $44.2 million for 2020. 2021 income from operations includes a $184.8 million credit to operating expenses for the change in fair value of contingent consideration, offset partially by a $82.3 million intangible asset impairment charge for the IPR&D asset associated with the aMAZE™ trial. Basic and diluted net income per share was $1.11 and $1.09, respectively for 2021, compared to basic and diluted loss per share of $1.14 for 2020.

Adjusted EBITDA was negative $8.8 million for 2021, compared to negative $6.3 million for 2020. The adjusted loss per share for 2021 was $1.16 compared to an adjusted loss per share of $1.01 for 2020.
2022 Financial Guidance
Full year 2022 revenue is projected to be approximately $315 million to $330 million, reflecting growth of approximately 15% to 20% over full year 2021. Continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection. Full year 2022 adjusted EBITDA is expected to be a loss of approximately $2 million to $4 million, and the full year 2022 adjusted loss per share of approximately $1.07 to $1.12.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, February 15, 2022 to discuss its fourth quarter 2021 and full year 2021 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 4299852. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure. The information contained on our website, Twitter or any other third-party website is not incorporated by reference in this earnings release.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release and the related attachment is as of February 15, 2022. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted (Loss) Income (Adjusted EBITDA)” later in this release.

Adjusted income (loss) per share is a non-GAAP measure which calculates the net income (loss) per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible asset and legal settlement costs. A reconciliation of adjusted income (loss) per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis
Gilmartin Group
Investor Relations
(415) 937-5402
lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
United States Revenue:
Open ablation	$24,202	$20,720	$93,895	$75,399
Minimally invasive ablation	11,303	7,352	39,380	25,647
Appendage management	25,424	19,111	94,568	66,981
Total ablation and appendage management	60,929	47,183	227,843	168,027
Valve tools	286	223	1,288	1,217
Total United States	61,215	47,406	229,131	169,244
International Revenue:
Open ablation	6,577	4,889	23,206	18,655
Minimally invasive ablation	1,711	1,825	6,409	6,171
Appendage management	3,709	3,575	15,534	12,353
Total ablation and appendage management	11,997	10,289	45,149	37,179
Valve tools	6	30	49	108
Total international	12,003	10,319	45,198	37,287
Total revenue	73,218	57,725	274,329	206,531
Cost of revenue	18,202	15,288	68,469	57,222
Gross profit	55,016	42,437	205,860	149,309
Operating (benefit) expenses:
Research and development expenses	13,808	10,871	48,506	43,070
Selling, general and administrative expenses	53,710	44,572	204,649	150,829
Change in fair value of contingent consideration	—	4,497	(184,800)	(357)
Intangible asset impairment	—	—	82,300	—
Total operating expenses	67,518	59,940	150,655	193,542
Income (loss) from operations	(12,502)	(17,503)	55,205	(44,233)
Other expense, net	(1,186)	(961)	(4,818)	(3,808)
Income (loss) before income tax expense	(13,688)	(18,464)	50,387	(48,041)
Income tax expense (benefit)	53	98	188	114
Net income (loss)	$(13,741)	$(18,562)	$50,199	$(48,155)
Basic net income (loss) per share	$(0.30)	$(0.42)	$1.11	$(1.14)
Diluted net income (loss) per share	$(0.30)	$(0.42)	$1.09	$(1.14)
Weighted average shares used in computing net income (loss) per share:
Basic	45,331	44,124	45,066	42,125
Diluted	45,331	44,124	46,039	42,125

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$119,090	$244,218
Accounts receivable, net	33,021	23,146
Inventories	38,964	35,026
Prepaid and other current assets	5,001	4,347
Total current assets	196,076	306,737
Property and equipment, net	31,409	28,290
Operating lease right-of-use assets	4,761	1,914
Long-term investments	104,338	14,178
Goodwill and intangible assets, net	277,773	362,980
Other noncurrent assets	955	440
Total assets	$615,312	$714,539
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$54,689	$40,720
Other current liabilities and current maturities of debt and leases	1,756	8,417
Total current liabilities	56,445	49,137
Long-term debt	59,741	53,435
Finance lease liabilities	10,082	10,969
Operating lease liabilities	4,068	1,180
Contingent consideration and other noncurrent liabilities	1,220	187,424
Total liabilities	131,556	302,145
Stockholders' equity:
Common stock	46	45
Additional paid-in capital	764,811	742,389
Accumulated other comprehensive (loss) income	(948)	312
Accumulated deficit	(280,153)	(330,352)
Total stockholders' equity	483,756	412,394
Total liabilities and stockholders' equity	$615,312	$714,539

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted (Loss) Income (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss), as reported	$(13,741)	$(18,562)	$50,199	$(48,155)
Income tax expense (benefit)	53	98	188	114
Other expense, net	1,186	961	4,818	3,808
Depreciation and amortization expense	2,833	2,167	10,441	9,548
Share-based compensation expense	7,539	6,516	28,078	22,642
Change in fair value of contingent consideration	—	4,497	(184,800)	(357)
Intangible asset impairment	—	—	82,300	—
Legal settlement	—	6,000	—	6,000
Acquisition costs	—	—	—	138
Non-GAAP adjusted (loss) income (adjusted EBITDA)	$(2,130)	$1,677	$(8,776)	$(6,262)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss), as reported	$(13,741)	$(18,562)	$50,199	$(48,155)
Change in fair value of contingent consideration	—	4,497	(184,800)	(357)
Intangible asset impairment	—	—	82,300	—
Legal settlement	—	6,000	—	6,000
Non-GAAP adjusted net loss	$(13,741)	$(8,065)	$(52,301)	$(42,512)
Basic and diluted adjusted net loss per share	$(0.30)	$(0.18)	$(1.16)	$(1.01)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	45,331	44,124	45,066	42,125